Exhibit 21.1

TEXAS PACIFIC LAND CORPORATION

List of Subsidiaries

Entity	Jurisdiction

Texas Pacific Resources LLC	Texas
Texas Pacific Water Resources LLC	Delaware
TPL Holdings LLC	Texas
Texas Eagle Ranches, LLC	Texas
Texas Pacific Royalty Acquisitions, LLC	Texas
Riverton Holdings, LLC	Texas